April 30, 2013

Westcore Trust

1225 17th Street, 26th Floor

Denver, CO 80202

Re:       Westcore Trust

            Post-Effective Amendment No. 77 (1933 Act)

            as filed with the Commission on April 30, 2013 (the “Registration Statement”)

Gentlemen:

We have acted as counsel for Westcore Trust, a Massachusetts business trust (the “Trust”), in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the classes (the “Classes”) of the funds listed on Exhibit A attached hereto (the “Funds”), each a series of the Trust, described in the above-referenced filing.

The Trust is authorized to issue an unlimited number of shares of beneficial interest.  The Board of Trustees of the Trust (the “Board of Trustees”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares.  You have asked for our opinion on certain matters relating to the Shares.  The Board of Trustees has previously authorized the issuance of the Shares to the public.

We have reviewed the Trust’s Amended and Restated Declaration of Trust, as amended, its Amended and Restated Code of Regulations, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America.

We have also assumed the following for this opinion:

Westcore Trust
April 30, 2013

1.         The Shares have been, and will continue to be, issued in accordance with the Trust’s Amended and Restated Declaration of Trust, as amended, and Amended and Restated Code of Regulations and resolutions of the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

2.         The Shares have been, or will be, issued against consideration therefor as described in the Trust’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust.  However, the Amended and Restated Declaration of Trust, as amended, disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust.  The Amended and Restated Declaration of Trust, as amended, provides for indemnification out of the assets of the particular class of shares for all losses and expenses of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder.  Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Exhibit A

List of Funds

Classes
Funds	Fund Designation	Retail Class	Institutional Class
Westcore Blue Chip Dividend Fund	“I”	Yes	Yes
Westcore Colorado Tax-Exempt Fund	“S”	Yes	No
Westcore Flexible Income Fund	“G”	Yes	Yes
Westcore Growth Fund	“J”	Yes	Yes
Westcore International Small-Cap Fund	“CC”	Yes	No
Westcore Micro-Cap Opportunity Fund	“GG”	Yes	No
Westcore Mid-Cap Value Dividend Fund	“Z”	Yes	No
Westcore MIDCO Growth Fund	“B”	Yes	Yes
Westcore Plus Bond Fund	“H”	Yes	Yes
Westcore Select Fund	“BB”	Yes	No
Westcore Small-Cap Opportunity Fund	“X”	Yes	Yes
Westcore Small-Cap Value Dividend Fund	“FF”	Yes	Yes